CFO Commentary on First Quarter Fiscal 2020 Results
Q1 Fiscal 2020 Summary

GAAP
($ in millions, except earnings per share)	Q1 FY20	Q4 FY19	Q1 FY19	Q/Q	Y/Y
Revenue	$2,220	$2,205	$3,207	Up 1%	Down 31%
Gross margin	58.4%	54.7%	64.5%	Up 370 bps	Down 610 bps
Operating expenses	$938	$913	$773	Up 3%	Up 21%
Operating income	$358	$294	$1,295	Up 22%	Down 72%
Net income	$394	$567	$1,244	Down 31%	Down 68%
Diluted earnings per share	$0.64	$0.92	$1.98	Down 30%	Down 68%

Non-GAAP
($ in millions, except earnings per share)	Q1 FY20	Q4 FY19	Q1 FY19	Q/Q	Y/Y
Revenue	$2,220	$2,205	$3,207	Up 1%	Down 31%
Gross margin	59.0%	56.0%	64.7%	Up 300 bps	Down 570 bps
Operating expenses	$753	$755	$648	--	Up 16%
Operating income	$557	$479	$1,428	Up 16%	Down 61%
Net income	$543	$496	$1,285	Up 9%	Down 58%
Diluted earnings per share	$0.88	$0.80	$2.05	Up 10%	Down 57%

Revenue by Reportable Segments
($ in millions)	Q1 FY20	Q4 FY19	Q1 FY19	Q/Q	Y/Y
GPU Business	$2,022	$1,980	$2,765	Up 2%	Down 27%
Tegra Processor Business	198	225	442	Down 12%	Down 55%
Total	$2,220	$2,205	$3,207	Up 1%	Down 31%

Revenue by Market Platform
($ in millions)	Q1 FY20	Q4 FY19	Q1 FY19	Q/Q	Y/Y
Gaming	$1,055	$954	$1,723	Up 11%	Down 39%
Professional Visualization	266	293	251	Down 9%	Up 6%
Data Center	634	679	701	Down 7%	Down 10%
Automotive	166	163	145	Up 2%	Up 14%
OEM and Other	99	116	387	Down 15%	Down 74%
Total	$2,220	$2,205	$3,207	Up 1%	Down 31%

Revenue
Revenue was $2.22 billion, down 31 percent from a year earlier and up 1 percent sequentially.
GPU business revenue was $2.02 billion, down 27 percent from a year earlier and up 2 percent sequentially. The year-on-year decrease reflects declines in gaming and data center revenue, as well as the absence of $289 million of OEM revenue from cryptocurrency mining processors (CMP).
TegraTM Processor business revenue - which includes Automotive, SOC modules for gaming platforms, and embedded edge AI platforms - was $198 million, down 55 percent from a year ago and down 12 percent sequentially. The year-on-year decrease primarily reflects a decline in shipments of SOC modules for gaming platforms.
Gaming revenue was $1.05 billion, down 39 percent from a year ago and up 11 percent sequentially. The year-on-year decrease primarily reflects a decline in shipments of gaming GPUs and SOC modules for gaming platforms. The sequential increase primarily reflects growth in gaming GPUs.
Professional Visualization revenue was $266 million, up 6 percent from a year earlier and down 9 percent sequentially. The year-on-year increase reflects strength across both desktop and mobile workstation products. The sequential decrease largely reflects a seasonal decline.
Data Center revenue was $634 million, down 10 percent from a year ago and down 7 percent sequentially, primarily reflecting a slowdown in purchases by certain hyperscale and enterprise customers, partially offset by growth in inference sales.
Automotive revenue was $166 million, up 14 percent from a year earlier and up 2 percent sequentially, primarily reflecting growth in AI cockpit modules.
OEM and Other revenue was $99 million, down 74 percent from a year ago and down 15 percent sequentially. The year-on-year decrease is primarily due to the absence of $289 million from CMP sales.
Gross Margin
GAAP gross margin for the first quarter was 58.4 percent, down 610 basis points from a year earlier and up 370 basis points sequentially. Non-GAAP gross margin was 59.0 percent. The year-on-year decrease reflects lower gaming margins and mix shifts across the portfolio. The sequential increase reflects the absence of approximately $128 million in charges recorded in the fourth quarter of fiscal 2019 for excess DRAM, boards, and other components.
Expenses
GAAP operating expenses were $938 million, including $185 million in stock-based compensation and other charges, up 21 percent from a year earlier and up 3 percent sequentially. Non-GAAP operating expenses were $753 million, up 16 percent from a year earlier and flat sequentially. The year-on-year increase primarily reflects employee additions and increases in employee compensation and other related costs, including infrastructure costs.
Operating Income
GAAP operating income was $358 million, down 72 percent from a year earlier and up 22 percent sequentially. Non-GAAP operating income was $557 million, down 61 percent from a year earlier and up 16 percent sequentially.

Other Income & Expense and Income Tax

GAAP
($ in millions)	Q1 FY20	Q4 FY19	Q1 FY19
Interest income	$44	$42	$25
Interest expense	(13)	(14)	(15)
Other, net	--	2	6
Total	$31	$30	$16

Non-GAAP
($ in millions)	Q1 FY20	Q4 FY19	Q1 FY19
Interest income	$44	$42	$25
Interest expense	(13)	(14)	(14)
Other, net	--	1	--
Total	$31	$29	$11
Other income and expense, or OI&E, includes interest earned on cash and investments, interest expense associated with corporate bonds, and other gains and losses. GAAP OI&E includes interest expense associated with corporate bonds, interest income from our investment portfolio, and gains or losses from investments. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from certain investments.
GAAP effective tax rate was a benefit of 1 percent, inclusive of excess tax benefits related to stock-based compensation. Non-GAAP effective tax rate was 8 percent, which excludes the excess tax benefits related to stock-based compensation.
Net Income and EPS
GAAP net income was $394 million and earnings per diluted share were $0.64, both down 68 percent from a year earlier. Non-GAAP net income was $543 million and earnings per diluted share were $0.88, down 58 percent and 57 percent, respectively, from a year earlier. The year-on-year decrease reflects lower revenue and gross margin, and higher operating expenses. The sequential decrease on a GAAP basis reflects U.S. tax reform benefits recognized in the fourth quarter of fiscal 2019.
Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	FY17	FY18	FY19	Q1FY20
Dividends	$47	$181	$186	$213	$261	$341	$371	$97
Share repurchases:
	$$100	$887	$814	$587	$739	$909	$1,578	$--
Shares	8	62	44	25	15	6	9	--
As previously communicated, we intend to return $3.00 billion to shareholders by the end of fiscal 2020, including $700 million in share repurchases made during the fourth quarter of fiscal 2019. In the first quarter of fiscal 2020, we returned $97 million in quarterly cash dividends.
Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned $7.31 billion to shareholders. This return represents 65 percent of our cumulative free cash flow for fiscal 2013 through the first quarter of fiscal 2020.

Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities at the end of the first quarter were $7.80 billion, up from $7.42 billion in the prior quarter. This increase was primarily related to operating income and changes in working capital.
Accounts receivable at the end of the quarter was $1.24 billion compared with $1.42 billion in the prior quarter and $1.22 billion a year earlier. DSO at quarter-end was 51 days, down from 59 days in the prior quarter and up from 35 days a year earlier.
Inventory at the end of the quarter was $1.43 billion, down from $1.57 billion in the prior quarter and up from $797 million a year earlier. Outstanding inventory purchase obligations at the end of the quarter were $782 million, down from $912 million in the prior quarter. DSI at quarter-end was 140 days, down from 143 days in the prior quarter and up from 64 days a year earlier.
Cash flow from operating activities was $720 million in the first quarter, down from $898 million in the prior quarter, and down from $1.45 billion a year earlier. The sequential decrease reflects changes in working capital partially offset by growth in operating income, and the year-on-year decrease primarily reflects lower operating income.
Free cash flow was $592 million in the first quarter, compared with $695 million in the previous quarter and $1.33 billion a year earlier.
Depreciation and amortization expense amounted to $91 million for the first quarter. Capital expenditures were $128 million for the first quarter.
Second Quarter of Fiscal 2020 Outlook
Our outlook for the second quarter of fiscal 2020 is as follows:

•	Revenue is expected to be $2.55 billion, plus or minus 2 percent.

•	GAAP and non-GAAP gross margins are expected to be 59.2 percent and 59.5 percent, respectively, plus or minus 50 basis points.

•
GAAP and non-GAAP operating expenses are expected to be approximately $985 million and $765 million, respectively. The sequential change in GAAP operating expenses reflects an increase in stock-based compensation.

•	GAAP and non-GAAP other income and expense are both expected to be income of approximately $27 million.

•
GAAP and non-GAAP tax rates are both expected to be 10 percent, plus or minus 1 percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which are expected to generate variability on a quarter by quarter basis.

•	Capital expenditures are expected to be approximately $120 million to $140 million.
______________
For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, acquisition-related and other costs, gains from non-affiliated investments, interest expense related to amortization of debt discount, the associated tax impact of these items, where applicable, and the tax benefit from income tax reform. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our intended capital return by the end of fiscal 2020; our financial outlook for the second quarter of fiscal 2020; our expected tax rates for the second quarter of fiscal 2020; variability from excess tax benefits or deficiencies related to stock-based compensation; and our expected capital expenditures for the second quarter of fiscal 2020 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2019 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	April 28,	January 27,	April 29,
	2019	2019	2018

GAAP gross profit	$1,296	$1,207	$2,068
GAAP gross margin	58.4%	54.7%	64.5%
Stock-based compensation expense (A)	4	6	8
Legal settlement costs	10	21	—
Non-GAAP gross profit	$1,310	$1,234	$2,076
Non-GAAP gross margin	59.0%	56.0%	64.7%

GAAP operating expenses	$938	$913	$773
Stock-based compensation expense (A)	(174)	(150)	(121)
Acquisition-related and other costs	(10)	(1)	(2)
Legal settlement costs	(1)	(7)	(2)
Non-GAAP operating expenses	$753	$755	$648

GAAP income from operations	$358	$294	$1,295
Total impact of non-GAAP adjustments to income from operations	199	185	133
Non-GAAP income from operations	$557	$479	$1,428

GAAP other income (expense)	$31	$30	$16
Gains from non-affiliated investments	—	(1)	(6)
Interest expense related to amortization of debt discount	—	—	1
Non-GAAP other income (expense)	$31	$29	$11

GAAP net income	$394	$567	$1,244
Total pre-tax impact of non-GAAP adjustments	199	184	128
Income tax impact of non-GAAP adjustments (B)	(50)	(25)	(87)
Tax benefit from income tax reform	—	(230)	—
Non-GAAP net income	$543	$496	$1,285

	Three Months Ended
	April 28,	January 27,	April 29,
	2019	2019	2018
Diluted net income per share
GAAP	$0.64	$0.92	$1.98
Non-GAAP	$0.88	$0.80	$2.05

Weighted average shares used in diluted net income per share computation
GAAP	616	619	627
Anti-dilution impact from note hedge	—	—	(1)
Non-GAAP	616	619	626

GAAP net cash provided by operating activities	$720	$898	$1,445
Purchase of property and equipment and intangible assets	(128)	(203)	(118)
Free cash flow	$592	$695	$1,327

(A) Stock-based compensation consists of the following:
	Three Months Ended
	April 28,	January 27,	April 29,
	2019	2019	2018
Cost of revenue	$4	$6	$8
Research and development	$114	$99	$74
Sales, general and administrative	$60	$51	$47

(B) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q2 FY2020 Outlook
GAAP gross margin	59.2%
Impact of stock-based compensation expense	0.3%
Non-GAAP gross margin	59.5%

Q2 FY2020 Outlook
(In millions)
GAAP operating expenses	$985
Stock-based compensation expense, acquisition-related costs, and other costs	(220)
Non-GAAP operating expenses	$765